DATA SWITCH CORPORATION           Exhibit 11
                   COMPUTATION OF EARNINGS PER SHARE
                     (000's except per share data)
[CAPTION]
                            For the Three        For the Nine
                            Months Ended         Months Ended
                            September 30,        September 30,
                          1995       1994        1995     1994
                          _______________        _____________
[S]                      [C]       [C]       [C]       [C]
Primary
_______

Shares outstanding at
 the beginning of the
 period                    12,576    12,318    12,377    12,176

Weighted average
 number of shares
 issued and
 issuable share
 equivalents                  401        56       483       165
                         ________  ________  ________  ________
Weighted average
 number of common
 shares outstanding        12,977    12,374    12,860    12,341
                         ========  ========  ========  ========
Income before extra-
 ordinary gain           $  1,637  $  1,013  $  3,438  $  1,585
                         ========  ========  ========  ========
Net income               $  1,637  $  1,013  $  3,546  $  1,585
                         ========  ========  ========  ========
Primary earnings
 per share before
 extraordinary gain      $   0.13  $   0.08  $   0.27  $   0.13
                         ========  ========  ========  ========
Primary earnings
 per share               $   0.13  $   0.08  $   0.28  $   0.13
                         ========  ========  ========  ========
Fully Diluted

Shares outstanding at
 the beginning of
 the period
                           12,576    12,318    12,377    12,176

Weighted average
 number of shares
 issued and issuable
 share equivalents            401        56       510       171



Assumed conversion
 of debentures              2,683     2,820     2,683     2,820
                         ________  ________  ________  ________
Weighted average
 number of shares
 issued as adjusted
 for full dilution         15,660    15,194    15,570    15,167
                         ========  ========  ========  ========
Income before extra-
 ordinary gain           $  1,637  $  1,013  $  3,438  $  1,585
                         ========  ========  ========  ========
Net income               $  1,637  $  1,013  $  3,546  $  1,585
                         ========  ========  ========  ========
Adjustment for
 interest, net of tax,
 on convertible
 debentures                   231       243       696       729
                         ________  ________  ________  ________
Adjusted net income
 before extraordinary
 gain                    $  1,868  $  1,256  $  4,134  $  2,314
                         ========  ========  ========  ========
Adjusted net income      $  1,868  $  1,256  $  4,242  $  2,314
                         ========  ========  ========  ========
Fully diluted earnings
 per share before                       (a)                  (a)
 extraordinary gain      $   0.12  $   0.08  $   0.27  $    0.15
                         ========  ========  ========  =========
Fully diluted earnings
 per share                              (a)                  (a)
                         $   0.12  $   0.08  $   0.27  $    0.15
                         ========  ========  ========  =========
[FN]
(a) These calculations are submitted in accordance with SEC Release No. 9083, although they are not in accordance with APB opinion No. 15 because the additional incremental shares are anti-dilutive and increase the reported net income per share.
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